EXHIBIT-10.15
Prepared by: George A. Davis, Locher & Locher, 202 2nd Avenue NW, Box 7, Farley, IA 52046 (563) 744-3359
Return document to: George A. Davis, Locher & Locher, 202 2nd Avenue NW, Box 7, Farley, lA 52046
WATER USE AGREEMENT
     THIS AGREEMENT is executed this 8th day of June, 2007, by and between the CITY OF FARLEY, a municipal corporation (‘City”), and WESTERN DUBUQUE BIO-DIESEL GROUP (‘WDBD”), which operates a bio-diesel fuel manufacturing facility in Farley, collectively the “Parties.”
     Now, therefore, it is mutually agreed as follows:
     1 MAXIMUM WATER USE
     WDBD shall monitor its water use and keep Water Use within the allocation of 150,000 gallons/day (“allocation”). It is understood that the City bears no responsibility for keeping water use within the allocation. No additional water will be provided from the City’s water allocation.
     2. MEASURES IF WATER USE IS EXCEEDED
     In the event that water use exceeds either the allocation for any year or one-fourth of the allocation WDBD agrees to pay 1.25 times the normal rate for water above the agreed upon maximum.
     3 MINIMUM WATER USE
     WDBD agrees to a minimum usage of 50,000 gallons per day as the system improvements were predicated on such. WDBD will receive a minimum bill for 50,000 gallons per day usage. The term of this provision shall be until State Revolving Fund loan is paid in full.
     4. NONCOMPLIANCE WITH AGREEMENT
     If WDBD’s quarterly water use exceeds one-fourth of the allocation, or fails to take measures to reduce water use (as set forth in Paragraph 2) WDBD shall be deemed to have breached this Agreement. City shall send a letter to WDBD giving notice of the breach, and provide methods and a time period within to rectify the breach, City may bring an action in the Dubuque County Court to force compliance. The Parties agree that damages alone would be insufficient to compensate City, and, as such, specific performance is the appropriate remedy for breach of this Agreement. If such an action is necessary, or any other legal or administrative action is required to enforce the terms of this Agreement, the prevailing party shall be entitled to its attorneys’ fees incurred in the action.
     5. TERM OF AGREEMENT

     This Agreement will be in effect as long as there is a water use permit in effect for the City of Farley from the Iowa Department of Natural Resources (“IDNR”).
     6 INDEMNIFICATION:
     WDBD agrees to indemnify, defend and hold City harmless from and against any and all costs, liabilities, damages, expenses, or claims, including without limitation reasonable attorneys; fees, arising from or in connection with WDBD’s performance or non-performance of this Agreement.
     7. AMENDMENTS
     No alteration or variation of the terms or conditions of this Agreement shall be valid unless made in writing and signed by the parties hereto.
     8 PARTIAL INVALIDITY
     If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.
     9. INTERPRETATION
     Parties agree that this Agreement shall not be interpreted against the party who prepared the Agreement, but shall be interpreted as prepared by both parties, equally.
     10. GOVERNING LAW
     This Agreement will be governed by and construed in accordance with the laws of the State of Iowa, Dubuque County, and the City of Farley.
     11. ENTIRE AGREEMENT
     This Agreement constitutes the entire Agreement between the Parties hereto and supersedes any and all prior agreements, whether oral or written, relating to the subject matter thereof. Any modifications of this Agreement will be effective only if it is in writing and signed by both parties hereto.
     12 SUCCESSORS; RECORDING
     This Agreement shall bind and benefit the Parties and their successors. Upon execution, the Parties will record this Agreement in the Office of the Dubuque County Recorder to provide notice of the terms of this Agreement.
     The grant and other provisions of this easement shall constitute a covenant running with the [and for the benefit of the GRANTEE, its successors and assigns.
IN WITNESS WHEREOF, the GRANTOR has executed this instrument this 8th day of June , 2007.

CITY OF FARLEY, IOWA		WESTERN DUBUQUE BIO-DIESEL GROUP

By:	William Einwalter, Mayor	By:	/s/ Tom Brooks Tom Brooks, General Manager

		By:	/s/ Bruce Klostermann

Bruce Klostermann; Director

STATE OF IOWA	)
	)	ss:
DUBUQUE COUNTY	)
On this 8th day of June , 2007, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Tom Brooks, to me personally known, who, being by me duly sworn, did say that he is the General Manager of the corporation executing the foregoing instrument; that said instrument was signed on behalf of said corporation by authority of its Board and that the said Tom Brooks, as such officer acknowledges the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

IOWA NOTARIAL SEAL	JILL M. REUTER COMMISSION NO. 193141 MY COMMISSION EXPIRES 10-22-2009	/s/ Jill M. Reuter Notary Public in and for the State of Iowa

STATE OF IOWA	)
	)	ss:
DUBUQUE COUNTY	)
On this                 day of June , 2007, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared William Einwalter, to me personally known, who, being by me duly sworn, did say that he is the Mayor of the City of Farley, Iowa; that said instrument was signed on behalf of said City of Farley by authority of its City Council and that the said William Einwalter, as Mayor, acknowledges the execution of said instrument to be the voluntary act and deed of the City of Farley, Iowa, by it and by him voluntarily executed.

Notary Public in and for the State of Iowa